UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)

HEARTLAND PAYMENT SYSTEMS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

42235N108

(CUSIP Number)

December 31, 2009

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☒  Rule 13d-1(c)

☐  Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Page 1 of 10 Pages)

CUSIP No. 42235N108

1.	names of Reporting Persons The D3 Family Fund, L.P.
2.	check the appropriate box if a member of a group	(a) ☒ (b) ☐
3.	sec use only
4.	citizenship or place of organization Washington
NUMBER OF	5.	sole voting power 0
SHARES BENEFICIALLY OWNED BY	6.	shared voting power 452,500 common shares (1.2%)
EACH REPORTING PERSON	7.	sole dispositive power 0
WITH	8.	shared dispositive power 452,500
9.	aggregate amount beneficially owned by each reporting person For the reporting person listed on this page, 452,500; for all reporting persons as a group, 2,882,147 shares
10.	check box if the aggregate amount in row (9) excludes certain shares		☐
11.	percent of class represented by amount in row (9)	7.7%
12.	type of Reporting Person	PN

(Page 2 of 10 Pages)

CUSIP No. 42235N108

1.	names of Reporting Persons The D3 Family Bulldog Fund, L.P.
2.	check the appropriate box if a member of a group	(a) ☒ (b) ☐
3.	sec use only
4.	citizenship or place of organization Washington
NUMBER OF	5.	sole voting power 0
SHARES BENEFICIALLY OWNED BY	6.	shared voting power 1,810,100 common shares (4.8%)
EACH REPORTING PERSON	7.	sole dispositive power 0
WITH	8.	shared dispositive power 1,810,100
9.	aggregate amount beneficially owned by each reporting person For the reporting person listed on this page, 1,810,100; for all reporting persons as a group, 2,882,147 shares
10.	check box if the aggregate amount in row (9) excludes certain shares		☐
11.	percent of class represented by amount in row (9)	7.7%
12.	type of Reporting Person	PN

(Page 3 of 10 Pages)

CUSIP No. 42235N108

1.	names of Reporting Persons The D3 Family Canadian Fund, L.P.
2.	check the appropriate box if a member of a group	(a) ☒ (b) ☐
3.	sec use only
4.	citizenship or place of organization Washington
NUMBER OF	5.	sole voting power 0
SHARES BENEFICIALLY OWNED BY	6.	shared voting power 200,745 common shares (0.5%)
EACH REPORTING PERSON	7.	sole dispositive power 0
WITH	8.	shared dispositive power 200,745
9.	aggregate amount beneficially owned by each reporting person For the reporting person listed on this page, 200,745; for all reporting persons as a group, 2,882,147 shares
10.	check box if the aggregate amount in row (9) excludes certain shares		☐
11.	percent of class represented by amount in row (9)	7.7%
12.	type of Reporting Person	PN

(Page 4 of 10 Pages)

CUSIP No. 42235N108

1.	names of Reporting Persons The DIII Offshore Fund, L.P.
2.	check the appropriate box if a member of a group	(a) ☒ (b) ☐
3.	sec use only
4.	citizenship or place of organization Bahamas
NUMBER OF	5.	sole voting power 0
SHARES BENEFICIALLY OWNED BY	6.	shared voting power 418,802 common shares (1.1%)
EACH REPORTING PERSON	7.	sole dispositive power 0
WITH	8.	shared dispositive power 418,802
9.	aggregate amount beneficially owned by each reporting person For the reporting person listed on this page, 418,802; for all reporting persons as a group, 2,882,147 shares
10.	check box if the aggregate amount in row (9) excludes certain shares		☐
11.	percent of class represented by amount in row (9)	7.7%
12.	type of Reporting Person	PN

(Page 5 of 10 Pages)

CUSIP No. 42235N108

1.	names of Reporting Persons Nierenberg Investment Management Company, Inc.
2.	check the appropriate box if a member of a group	(a) ☒ (b) ☐
3.	sec use only
4.	citizenship or place of organization Washington
NUMBER OF	5.	sole voting power 0
SHARES BENEFICIALLY OWNED BY	6.	shared voting power 2,882,147 common shares (7.7%)
EACH REPORTING PERSON	7.	sole dispositive power 0
WITH	8.	shared dispositive power 2,882,147
9.	aggregate amount beneficially owned by each reporting person For the reporting person listed on this page, 2,882,147; for all reporting persons as a group, 2,882,147 shares
10.	check box if the aggregate amount in row (9) excludes certain shares		☐
11.	percent of class represented by amount in row (9)	7.7%
12.	type of Reporting Person	CO

(Page 6 of 10 Pages)

CUSIP No. 42235N108

1.	names of Reporting Persons Nierenberg Investment Management Offshore, Inc.
2.	check the appropriate box if a member of a group	(a) ☒ (b) ☐
3.	sec use only
4.	citizenship or place of organization Bahamas
NUMBER OF	5.	sole voting power 0
SHARES BENEFICIALLY OWNED BY	6.	shared voting power 418,802 common shares (1.1%)
EACH REPORTING PERSON	7.	sole dispositive power 0
WITH	8.	shared dispositive power 418,802
9.	aggregate amount beneficially owned by each reporting person For the reporting person listed on this page, 418,802; for all reporting persons as a group, 2,882,147 shares
10.	check box if the aggregate amount in row (9) excludes certain shares		☐
11.	percent of class represented by amount in row (9)	7.7%
12.	type of Reporting Person	CO

(Page 7 of 10 Pages)

CUSIP No. 42235N108

1.	names of Reporting Persons David Nierenberg
2.	check the appropriate box if a member of a group	(a) ☒ (b) ☐
3.	sec use only
4.	citizenship or place of organization United Stated of America
NUMBER OF	5.	sole voting power 0
SHARES BENEFICIALLY OWNED BY	6.	shared voting power 2,882,147 common shares (7.7%)
EACH REPORTING PERSON	7.	sole dispositive power 0
WITH	8.	shared dispositive power 2,882,147
9.	aggregate amount beneficially owned by each reporting person For the reporting person listed on this page, 2,882,147; for all reporting persons as a group, 2,882,147 shares
10.	check box if the aggregate amount in row (9) excludes certain shares		☐
11.	percent of class represented by amount in row (9)	7.7%
12.	type of Reporting Person	IN

(Page 8 of 10 Pages)

This Amendment No.1 to Schedule 13G amends the below-identified Item of the Schedule 13G previously filed on October 9, 2009.

Item 4.	Ownership.

The Reporting Persons, in the aggregate, beneficially own 2,882,147 Shares, constituting approximately 7.7% of the outstanding Shares.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 9 (of 10 Pages)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.

D3 Family Fund, L.P., D3 Family Bulldog Fund, L.P., and D3 Family Canadian Fund, L.P.

	By:	Nierenberg Investment Management Company, Inc.

	Its:	General Partner

February 12, 2010	By:	/s/ David Nierenberg
David Nierenberg, President

DIII Offshore Fund, L.P.

	By:	Nierenberg Investment Management Offshore, Inc.

	Its:	General Partner

February 12, 2010	By:	/s/ David Nierenberg
David Nierenberg, President

Nierenberg Investment Management Company, Inc.

February 12, 2010	By:	/s/ David Nierenberg
David Nierenberg, President

Nierenberg Investment Management Offshore, Inc.

February 12, 2010	By:	/s/ David Nierenberg
David Nierenberg, President

February 12, 2010	/s/ David Nierenberg
David Nierenberg

Page 10 (of 10 Pages)